                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    -----------------------------------------

                                AMENDMENT NO. 18
                                       to
                                  SCHEDULE 13D
                                 (Rule 13d-101)
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13-2(a)

                       IRVINE APARTMENT COMMUNITIES, INC.

                                -----------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share

                           ---------------------------
                         (Title of Class of Securities)

                                    463606-10
                                 --------------
                                 (CUSIP Number)

                             Michael D. McKee, Esq.
                               The Irvine Company
                            550 Newport Center Drive
                             Newport Beach, CA 92660
                                 (714) 720-2333

                 ----------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 30, 1998

               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

                               Page 1 of 11 Pages

------------------------                                     ------------------
CUSIP NO.      463606-10                                     PAGE 2 OF 11 PAGES
------------------------                                     ------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       THE IRVINE COMPANY
       13-3177751

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       [what type of funds were used to purchase the securities (e.g., working capital, bank loan, etc.)]

-------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                   [ ]

-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

-------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
                     28,077,118
  Number of      --------------------------------------------------------------
    Stock        8   SHARED VOTING POWER
 Beneficially        -0- (SEE ITEM 5)
   Owned By      --------------------------------------------------------------
    Each         9   SOLE DISPOSITIVE POWER
  Reporting          28,077,118
   Person        --------------------------------------------------------------
     With        10  SHARED DISPOSITIVE POWER
                     -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      28,077,118 (SEE ITEM 5)

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [X]

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      62.7% (SEE ITEM 5)

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      CO

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                     ------------------
CUSIP NO.      463606-10                                     PAGE 3 OF 11 PAGES
------------------------                                     ------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       TIC INVESTMENT COMPANY A
       33-0713216

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       [what type of funds were used to purchase the securities (e.g., working capital, bank loan, etc.)]

-------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                   [ ]

-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA

-------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
                     -0- (SEE ITEM 5)
  Number of      --------------------------------------------------------------
    Stock        8   SHARED VOTING POWER
 Beneficially        -0- (SEE ITEM 5)
   Owned By      --------------------------------------------------------------
    Each         9   SOLE DISPOSITIVE POWER
  Reporting          -0- (SEE ITEM 5)
   Person        --------------------------------------------------------------
     With        10  SHARED DISPOSITIVE POWER
                     -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,502,105 (SEE ITEM 5)

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [X]

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.9% (SEE ITEM 5)

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                     ------------------
CUSIP NO.      463606-10                                     PAGE 4 OF 11 PAGES
------------------------                                     ------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       TIC INVESTMENT COMPANY C
       33-0713816

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       [what type of funds were used to purchase the securities (e.g., working capital, bank loan, etc.)]

-------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                   [ ]

-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA

-------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
                     -0- (SEE ITEM 5)
  Number of      --------------------------------------------------------------
    Stock        8   SHARED VOTING POWER
 Beneficially        -0- (SEE ITEM 5)
   Owned By      --------------------------------------------------------------
    Each         9   SOLE DISPOSITIVE POWER
  Reporting          -0- (SEE ITEM 5)
   Person        --------------------------------------------------------------
     With        10  SHARED DISPOSITIVE POWER
                     -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,034,105 (SEE ITEM 5)

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [X]

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      13.1% (SEE ITEM 5)

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                     ------------------
CUSIP NO.      463606-10                                     PAGE 5 OF 11 PAGES
------------------------                                     ------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       TIC INVESTMENT COMPANY D
       33-0713817

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       [what type of funds were used to purchase the securities (e.g., working capital, bank loan, etc.)]

-------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                   [ ]

-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       CALIFORNIA

-------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
                     -0- (SEE ITEM 5)
  Number of      --------------------------------------------------------------
    Stock        8   SHARED VOTING POWER
 Beneficially        -0- (SEE ITEM 5)
   Owned By      --------------------------------------------------------------
    Each         9   SOLE DISPOSITIVE POWER
  Reporting          -0- (SEE ITEM 5)
   Person        --------------------------------------------------------------
     With        10  SHARED DISPOSITIVE POWER
                     -0- (SEE ITEM 5)
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,185,333 (SEE ITEM 5)

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [X]

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.6% (SEE ITEM 5)

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      PN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                     ------------------
CUSIP NO.      463606-10                                     PAGE 6 OF 11 PAGES
------------------------                                     ------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       DONALD L. BREN
       ###-##-####

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       [what type of funds were used to purchase the securities (e.g., working capital, bank loan, etc.)]
       PF

-------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                   [ ]

-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.

-------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
                     183,325
  Number of      --------------------------------------------------------------
    Stock        8   SHARED VOTING POWER
 Beneficially        0
   Owned By      --------------------------------------------------------------
    Each         9   SOLE DISPOSITIVE POWER
  Reporting          183,325
   Person        --------------------------------------------------------------
     With        10  SHARED DISPOSITIVE POWER
                     0
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      183,325 (SEE ITEM 5)

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [X]

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      .9% (SEE ITEM 5)

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                     ------------------
CUSIP NO.      463606-10                                     PAGE 7 OF 11 PAGES
------------------------                                     ------------------

-------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       TIC ACQUISITION LLC

-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)  [X]
                                                                      (b)  [ ]

-------------------------------------------------------------------------------
  3    SEC USE ONLY

-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       [what type of funds were used to purchase the securities (e.g., working capital, bank loan, etc.)]
       BK, AF
-------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) OR 2(e)                                                   [ ]

-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       DELAWARE

-------------------------------------------------------------------------------
                 7   SOLE VOTING POWER
                     0 (SEE ITEM 5)
  Number of      --------------------------------------------------------------
    Stock        8   SHARED VOTING POWER
 Beneficially        0 (SEE ITEM 5)
   Owned By      --------------------------------------------------------------
    Each         9   SOLE DISPOSITIVE POWER
  Reporting          0 (SEE ITEM 5)
   Person        --------------------------------------------------------------
     With        10  SHARED DISPOSITIVE POWER
                     0 (SEE ITEM 5)
-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0 (SEE ITEM 5)

-------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [X]

-------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0 (SEE ITEM 5)

-------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*
      OO

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

        This Amendment No. 18 to Schedule 13D amends the Schedule 13D dated September 8, 1998, as previously amended (as so amended, the "Schedule 13D"). Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as provided in the Schedule 13D.

Item 4. Purpose of Transaction.
------- -----------------------

        Item 4 is hereby amended by inserting the following paragraph immediately before the final paragraph thereof:

               "In response to TIC Acquisition's proposal, the Company formed a committee of independent directors (the "Independent Directors") to evaluate the Proposed Business Combination, and has retained legal counsel and financial advisers to assist the Company in evaluating and, if appropriate, negotiating the Proposed Business Combination. TIC Acquisition and its representatives have engaged and plan to engage further the Independent Directors and their representatives in discussions and negotiations regarding the Proposed Business Combination. In this regard, TIC Acquisition and its representatives plan, among other things, to conduct in-person and telephonic meetings with, exchange certain information with, deliver drafts of documents to, exchange comments regarding documents with, and ultimately reach agreement with, the Independent Directors and their representatives, in all cases with a view toward successfully completing the Proposed Business Combination."

Item 7. Material to be Filed as Exhibits.
------- ---------------------------------

        Item 7 is hereby amended by inserting the following:

  Exhibit    Description
  -------    -----------
   99.6      Letter dated December 31, 1998 from TIC Acquisition LLC to
             Irvine Apartment Communities, Inc.

                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct. Date: January 4, 1999

                                          THE IRVINE COMPANY


                                          By:    /S/ MICHAEL D. MCKEE
                                                 -------------------------------
                                          Name:  Michael D. McKee
                                          Title: Executive Vice President

                                          TIC INVESTMENT COMPANY A

                                          By:  THE IRVINE COMPANY, its
                                               managing general partner

                                               By:    /S/ MICHAEL D. MCKEE
                                                      --------------------------
                                               Name:  Michael D. McKee
                                               Title: Executive Vice President

                                          TIC INVESTMENT COMPANY C

                                          By:  THE IRVINE COMPANY, its
                                               managing general partner

                                               By:    /S/ MICHAEL D. MCKEE
                                                      --------------------------
                                               Name:  Michael D. McKee
                                               Title: Executive Vice President

                                          TIC INVESTMENT COMPANY D

                                          By:  THE IRVINE COMPANY, its
                                               managing general partner

                                               By:    /S/ MICHAEL D. MCKEE
                                                      --------------------------
                                               Name:  Michael D. McKee
                                               Title: Executive Vice President

                                          DONALD L. BREN


                                          By:  /S/ MICHAEL D. MCKEE
                                               ---------------------------------
                                               Michael D. McKee as
                                               Attorney-in-fact for Mr. Bren

                                          TIC ACQUISITION LLC

                                          By:  THE IRVINE COMPANY, its Managing
                                               Member

                                               By:    /S/ MICHAEL D. MCKEE
                                                      --------------------------
                                               Name:  Michael D. McKee
                                               Title: Executive Vice President

                                  EXHIBIT INDEX

        The Exhibit Index is hereby amended to insert the following

Exhibit       Description
-------       -----------

99.6 Letter dated December 31, 1998 from TIC Acquisition LLC to Irvine Apartment Communities, Inc.

Exhibit C is hereby retitled as follows:

                                   "SCHEDULE C

    DIRECTORS AND EXECUTIVE OFFICERS OF IRVINE COMMUNITY DEVELOPMENT COMPANY"
    -------------------------------------------------------------------------